EXHIBIT 21

LIST OF SUBSIDIARIES


VenCash Capital Corporation, an Alberta corporation
Westsphere Financial Group Ltd., an Alberta corporation
VC/POS/ATM Services Inc., an Alberta corporation
880487 Alberta Ltd., an Alberta corporation